Exhibit 24.1

The following directors have entered into the attached Form Power of Attorney as of the dates indicated below:

Director	Date Executed
David L. Belluck	February 14, 2013
Pavel Bouska	February 14, 2013
Steven B. Kaufman	February 14, 2013
Barbara Mowry	February 14, 2013
John Schaeffer	February 14, 2013
Robert L. Scott	February 14, 2013

FORM OF POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned director of Real Goods Solar, Inc., a Colorado corporation (the “Company”), hereby constitutes and appoints Kamyar (Kam) Mofid, Anthony DiPaolo and John Jackson, and each of them, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8, or other appropriate form, and any and all amendments thereto (including, without limitation, any post-effective amendments thereto), relating to the Company’s 2008 Long-Term Incentive Plan and the Amended and Restated Employee Stock Option Agreement, dated as of December 21, 2012, between the Company and Kamyar (Kam) Mofid, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated: ____________________
[Name]